UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 30, 2014 (April 28, 2014)

COATES INTERNATIONAL, LTD. (Exact name of registrant as specified in its charter)

Delaware	000-33155	22-2925432
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Highway 34 & Ridgewood Road, Wall Township, New Jersey 07719
(Address of principal executive offices)

(732) 449-7717
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD LOOKING STATEMENTS

This Report on Form 8-K (this “Report”) may contain “forward-looking statements” within the meaning of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as “anticipate,” “believe,” “estimate,” “intend,” “could,” “should,” “would,” “may,” “seek,” “plan,” “might,” “will,” “expect,” “predict,” “project,” “forecast,” “potential,” “continue” negatives thereof or similar expressions. These forward-looking statements are found at various places throughout this Report and include information concerning possible or assumed future results of our operations; business strategies; future cash flows; financing plans; plans and objectives of management; any other statements regarding future operations, future cash needs, business plans and future financial results, and any other statements that are not historical facts.

From time to time, forward-looking statements also are included in our other periodic reports on Forms 10-K and 10-Q, in our press releases, in our presentations, on our website and in other materials released to the public.  Any or all of the forward-looking statements included in this Report and in any other reports or public statements made by us are not guarantees of future performance and may turn out to be inaccurate. These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors.  Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. All subsequent written and oral forward-looking statements concerning other matters addressed in this Report and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this Report.

For discussion of factors that we believe could cause our actual results to differ materially from expected and historical results see “Item 1A - Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

ITEM 8.01.	OTHER EVENTS AND REGULATION FD DISCLOSURE

Background

During the period from March 28, 1991 through April 15, 1994, George J. Coates, President, Chief Executive Officer, Chairman and majority stockholder of the Coates International, Ltd. (the “Corporation”), made cash outlays of his own personal funds to acquire the Corporation’s headquarters, research and development and warehouse facility amounting to $949,999.97. Mr. Coates contributed this property to the Corporation and did not receive any consideration for this contribution. At that time, the $949,999.97 purchase price was added to the Corporation’s additional paid-in capital. Mr. Coates has been anticipating that these monies would be repaid to him at such time that the Corporation had sufficient working capital for this purpose. Mr. Coates offered to apply this amount towards the purchase of additional shares of the Corporation’s common stock.

In addition, during the period from August 21, 1995 to February 14, 1996, Gregory G. Coates, son of George J. Coates, President, Technology Division and director of the Corporation, in a series of payments, made cash outlays from his own personal funds on behalf of the Corporation, in an amount which aggregated $1,462,092.72 to provide needed working capital to the Corporation in order for it to continue its operations. Gregory Coates contributed these funds to the Corporation and did not receive any consideration for this contribution. At that time, the $1,462,092.72 of cash outlays was added to the Corporation’s additional paid-in capital. Gregory Coates has been anticipating that these monies would be repaid to him at such time that the Corporation had sufficient working capital for this purpose. Gregory Coates has requested that this amount of additional paid-in capital be converted into a non-interest bearing promissory note payable on demand.

Board Resolutions

On April 28, 2014, the board of directors adopted a resolution to convert $949,999.97 of additional paid-in capital of the Corporation into a non-interest bearing promissory note payable on demand due to Mr. Coates. On April 29, 2014, the board of directors adopted a another resolution to convert this non-interest bearing demand loan in the amount of $949,999.97, along with $50,000.03 of interest bearing, 17% promissory notes due to Mr. Coates into shares of the Corporation’s common stock, bringing the total amount converted to $1 million. The conversion price per share was determined to be equal to the closing trading price of the common stock on April 29, 2014. The closing trading price on that date was $0.0252 per share. As a result of this resolution, 39,682,540 restricted shares of common stock were issued to Mr. Coates as of April 29, 2014. As a result of the conversion of the promissory notes into shares of common stock, stockholders will experience a dilution. The percentage of the Corporation owned by non-affiliate shareholders decreased from 32.9% to 29.5% of the outstanding common stock of the Corporation. The net effect on the Corporation’s balance sheet was to decrease current liabilities by $50,000.03 and decrease stockholders’ deficit by the same amount.

On April 28, 2014, the board of directors adopted a resolution to convert $1,462,092.72 of additional paid-in capital of the Corporation into a non-interest bearing promissory note payable on demand, due to Gregory Coates. As a result, the Corporation’s additional paid-in capital decreased by $1,462,092.72 and the Corporation’s current liabilities increased by $1,462,092.72.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of business acquired:

N/A

(b)	Pro Forma Financial Information

N/A

(c)	Exhibits

N/A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COATES INTERNATIONAL, LTD.

By:	/s/ Barry C. Kaye
Barry C. Kaye
Treasurer and Chief Financial Officer

Dated: April 30, 2014